Exhibit 99.1

U.S. Bancorp Reports First Quarter 2019 Results

• Net revenue of $5,577 million and net income of $1,699 million

• Industry leading return on average assets of 1.49% and return on average common equity of 14.3%

1Q19 Key Financial Data				1Q19 Highlights

PROFITABILITY METRICS	1Q19	4Q18	1Q18

• Net income of $1,699 million and diluted earnings per
   common share of $1.00

• Industry leading return on average assets of 1.49% and
   return on average common equity of 14.3%

• Return on tangible common equity of 18.4%

• Returned 77% of 1Q earnings to shareholders through
   dividends and share buybacks

• Net interest income grew 2.9% year-over-year (2.8% on a
   taxable-equivalent basis) with positive operating leverage of
   1.0% on a year-over-year basis

• Average total loans grew 0.9% on a linked quarter basis and
   2.4% (3.7% excluding the impact of loan sales) year- over
   -year

• Nonperforming assets decreased 16.5% on a year-over-
   year basis

Return on average assets (%)	1.49	1.59	1.50
Return on average common equity (%)	14.3	15.8	14.9
Return on tangible common equity (%) (a)	18.4	20.2	19.3
Net interest margin (%)	3.16	3.15	3.13
Efficiency ratio (%) (a)	55.4	56.3	55.9
INCOME STATEMENT (b)	1Q19	4Q18	1Q18
Net interest income (taxable-equivalent basis)	$3,286	$3,331	$3,197
Noninterest income	$2,291	$2,498	$2,272
Net income attributable to U.S. Bancorp	$1,699	$1,856	$1,675
Diluted earnings per common share	$1.00	$1.10	$.96
Dividends declared per common share	$.37	$.37	$.30
BALANCE SHEET (b)	1Q19	4Q18	1Q18
Average total loans	$286,110	$283,677	$279,388
Average total deposits	$335,366	$334,365	$334,580
Net charge-off ratio	.52%	.49%	.49%
Book value per common share (period end)	$28.81	$28.01	$26.54
Basel III standardized CET1 (c)	9.3%	9.1%	9.0%
(a) See Non-GAAP Financial Measures reconciliation on page 16
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“As our financial results indicate, we had a good start to the year with momentum continuing across our lending and fee businesses. In the first quarter, our industry-leading returns on assets and equity were supported by solid loan growth, disciplined expense management and stable credit quality. Our balance sheet is strong and growing as evidenced by an 8.6% increase in our book value per share compared with a year ago. During the quarter, we returned 77 percent of our earnings to shareholders through dividends and share buybacks. We are pleased with our results this quarter and remain focused on the long-term success of this company - and the disciplined investment in people and technology that will drive that success. We are launching a number of digital initiatives combining the best of technology and innovation to help make our customers’ financial lives simpler and more productive. I would like to thank our employees for all they do to create value for our customers, communities and shareholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

One of the 2019 World’s Most Ethical Companies

U.S. Bank has been named one of the 2019 World’s Most Ethical Companies by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. This is the fifth consecutive year U.S. Bank has received this recognition.

Top Marks Received in 2019 Corporate Equality Index

For the 12th time in a row, U.S. Bank received a perfect score of 100 on the Corporate Equality Index, the nation’s premier benchmarking survey and report on corporate policies and practices related to LGBTQ workplace equality, administered by the Human Rights Campaign Foundation. Through its index, the Foundation evaluates policies and practices of businesses including non-discrimination workplace protections, domestic partner and inclusive health care benefits, competency programs, and public engagement with the LGBTQ community.

Asset Backed Securitization Lending Business

We recently launched a new Asset Backed Securitization Lending business, underscoring our commitment to our Fixed Income & Capital Markets platform to provide current and prospective customers with additional ways to access capital.

New U.S. Bank Mobile App

We recently unveiled our entirely redesigned U.S. Bank Mobile App, fueled by extensive research on how people use their mobile apps and an analysis of consumer needs. Using a customer-based mindset, the app includes all the tools identified by consumers that help them quickly, confidently and securely manage their finances at their fingertips.

    Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Rebekah Fawcett, 612.303.9986

U.S. Bancorp First Quarter 2019 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	1Q	4Q	1Q	1Q19 vs	1Q19 vs
	2019	2018	2018	4Q18	1Q18

Net interest income	$3,259	$3,303	$3,168	(1.3)	2.9
Taxable-equivalent adjustment	27	28	29	(3.6)	(6.9)
Net interest income (taxable-equivalent basis)	3,286	3,331	3,197	(1.4)	2.8
Noninterest income	2,291	2,498	2,272	(8.3)	.8
Total net revenue	5,577	5,829	5,469	(4.3)	2.0
Noninterest expense	3,087	3,280	3,055	(5.9)	1.0
Income before provision and income taxes	2,490	2,549	2,414	(2.3)	3.1
Provision for credit losses	377	368	341	2.4	10.6
Income before taxes	2,113	2,181	2,073	(3.1)	1.9
Income taxes and taxable-equivalent adjustment	405	319	391	27.0	3.6
Net income	1,708	1,862	1,682	(8.3)	1.5
Net (income) loss attributable to noncontrolling interests	(9)	(6)	(7)	(50.0)	(28.6)
Net income attributable to U.S. Bancorp	$1,699	$1,856	$1,675	(8.5)	1.4
Net income applicable to U.S. Bancorp common shareholders	$1,613	$1,777	$1,597	(9.2)	1.0
Diluted earnings per common share	$1.00	$1.10	$.96	(9.1)	4.2

Net income attributable to U.S. Bancorp was $1,699 million for the first quarter of 2019, which was 1.4 percent higher than the first quarter of 2018, and 8.5 percent lower than the fourth quarter of 2018. Diluted earnings per common share were $1.00 in the first quarter of 2019, compared with $0.96 in the first quarter of 2018 and $1.10 in the fourth quarter of 2018. The fourth quarter of 2018 included $0.03 per diluted common share of notable items related to the impact of the gain on sale of the Company’s ATM servicing business and the sale of a majority of the Company’s FDIC covered loans, charges related to severance, certain asset impairments, an accrual for legal matters, and the favorable impact to deferred tax assets and liabilities related to changes in estimates from tax reform. Given the sale of the third-party ATM processing business during the fourth quarter of 2018, ATM processing services revenue and deposit service charges were combined for reporting purposes.

The increase in net income year-over-year was due to total net revenue growth of 2.0 percent partially offset by noninterest expense growth of 1.0 percent. Net interest income increased 2.9 percent (2.8 percent on a taxable-equivalent basis), mainly a result of the impact of rising interest rates, loan growth, and higher yields on reinvestment of securities, partially offset by higher rates on deposits and funding mix. Noninterest income increased 0.8 percent compared with a year ago, driven by growth in corporate payment products and merchant processing services revenue, along with other noninterest revenue, partially offset by declines in credit and debit card revenue, mortgage banking revenue and deposit service charges. Deposit service charges include ATM processing services revenue and decreased as a result of the sale of the third-party ATM processing business in the fourth quarter of 2018. Noninterest expense increased 1.0 percent primarily due to increased compensation expense, along with higher technology and communications expense in support of business growth. Partially offsetting these expense categories was lower other noninterest expense driven by lower costs related to tax-advantaged projects and FDIC assessment costs.

Net income decreased on a linked quarter basis primarily due to a decrease in total net revenue of 4.3 percent, partially offset by a reduction in noninterest expense of 5.9 percent. The decrease in total net revenue reflected a decline in net interest income of 1.3 percent (1.4 percent on a taxable-equivalent basis) primarily due to two fewer days in the first quarter along with higher rates on deposits, lower interest recoveries, and funding mix, partially offset by loan growth. Excluding the fourth quarter of 2018 notable items, noninterest income decreased 5.4 percent compared with the fourth quarter of 2018 driven by lower credit and debit card revenue and lower ATM processing services revenue as a result of the business sale. Excluding the fourth quarter of 2018 notable items, noninterest expense decreased 0.6 percent on a linked quarter basis primarily driven by lower professional services and marketing and business development expense, partially offset by seasonally higher employee benefits and an increase in other noninterest expense.

U.S. Bancorp First Quarter 2019 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Components of net interest income
Income on earning assets	$4,381	$4,341	$3,822	$40	$559
Expense on interest-bearing liabilities	1,095	1,010	625	85	470
Net interest income	$3,286	$3,331	$3,197	$(45)	$89

Average yields and rates paid
Earning assets yield	4.22%	4.11%	3.75%	.11%	.47%
Rate paid on interest-bearing liabilities	1.38	1.26	.81	.12	.57
Gross interest margin	2.84%	2.85%	2.94%	(.01)%	(.10)%
Net interest margin	3.16%	3.15%	3.13%	.01%	.03%

Average balances
Investment securities (a)	$114,179	$114,138	$113,493	$41	$686
Loans	286,110	283,677	279,388	2,433	6,722
Earning assets	419,494	420,472	411,849	(978)	7,645
Interest-bearing liabilities	322,156	319,289	311,615	2,867	10,541

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the first quarter of 2019 was $3,286 million, an increase of $89 million (2.8 percent) over the first quarter of 2018. The increase was principally driven by the impact of rising interest rates, earning assets growth, and higher yields on securities, partially offset by deposit pricing and funding mix shift. Average earning assets were $7.6 billion (1.9 percent) higher than the first quarter of 2018, reflecting increases of $6.7 billion (2.4 percent) in average total loans, $686 million (0.6 percent) in average investment securities, and $1.2 billion (7.8 percent) in average other earning assets. Excluding the impact of the second quarter of 2018 sale of the Company’s federally guaranteed student loan portfolio and the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 3.7 percent compared with the first quarter of 2018.

Net interest income on a taxable-equivalent basis decreased $45 million (1.4 percent) on a linked quarter basis primarily driven by two fewer days in the first quarter and lower interest recoveries, partially offset by loan growth. Average earning assets were $978 million (0.2 percent) lower on a linked quarter basis, reflecting decreases of $2.5 billion (12.5 percent) in average other earning assets due to a seasonal decrease in cash balances and $1.0 billion (32.0 percent) in average loans held for sale primarily due to the sale of the majority of the Company’s FDIC covered loans in the fourth quarter of 2018, partially offset by an increase of $2.4 billion (0.9 percent) in average total loans.

The net interest margin in the first quarter of 2019 was 3.16 percent, compared with 3.13 percent in the first quarter of 2018 and 3.15 percent in the fourth quarter of 2018. The increase in the net interest margin year-over-year was primarily due to rising interest rates, higher reinvestment rates on maturing securities, and loan portfolio mix, partially offset by deposit and funding mix. The increase in net interest margin on a linked quarter basis was primarily due to loan portfolio mix, lower cash balances, and the impact of the fourth quarter rate hike on assets, partially offset by the impact of deposit and funding mix.

Average investment securities in the first quarter of 2019 increased $686 million (0.6 percent) over the first quarter of 2018 and $41 million over the fourth quarter of 2018 due to purchases of mortgage-backed and state and political securities, net of prepayments and maturities.

U.S. Bancorp First Quarter 2019 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18

Commercial	$96,447	$95,025	$91,933	1.5	4.9
Lease financing	5,513	5,490	5,532.4		(.3)
Total commercial	101,960	100,515	97,465	1.4	4.6

Commercial mortgages	28,459	28,930	29,176	(1.6)	(2.5)
Construction and development	11,011	11,219	11,190	(1.9)	(1.6)
Total commercial real estate	39,470	40,149	40,366	(1.7)	(2.2)

Residential mortgages	65,582	64,476	60,174	1.7	9.0

Credit card	22,597	22,396	21,284.9		6.2

Retail leasing	8,586	8,489	7,982	1.1	7.6
Home equity and second mortgages	15,993	16,065	16,195	(.4)	(1.2)
Other	31,922	31,587	32,874	1.1	(2.9)
Total other retail	56,501	56,141	57,051.6		(1.0)

Covered loans (a)	--	--	3,048	--	nm

Total loans	$286,110	$283,677	$279,388.9		2.4

(a)  During the fourth quarter of 2018, the majority of the Company’s covered loans were sold or the loss share coverage expired, with any remaining loan balances reclassified to be included in their respective portfolio category.

Average total loans were $6.7 billion (2.4 percent) higher than the first quarter of 2018. Excluding the impact of the second quarter of 2018 sale of the Company’s federally guaranteed student loan portfolio and the fourth quarter of 2018 sale of the majority of the Company’s FDIC covered loans, average total loans grew 3.7 percent over the prior year quarter. The increase was due to growth in residential mortgages (9.0 percent), total commercial loans (4.6 percent), credit card loans (6.2 percent), and retail leasing (7.6 percent). These increases were partially offset by decreases in covered loans due to the fourth quarter of 2018 sale, total commercial real estate loans (2.2 percent) due to customers paying down balances and other loans (2.9 percent) which were impacted by the sale of student loans.

Average total loans were $2.4 billion (0.9 percent) higher than the fourth quarter of 2018 driven by growth in residential mortgages (1.7 percent) and total commercial loans (1.4 percent), partially offset by a decrease in total commercial real estate loans (1.7 percent).

U.S. Bancorp First Quarter 2019 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18

Noninterest-bearing deposits	$73,433	$77,160	$79,482	(4.8)	(7.6)
Interest-bearing savings deposits
Interest checking	72,177	71,013	70,358	1.6	2.6
Money market savings	99,432	99,594	103,367	(.2)	(3.8)
Savings accounts	45,216	44,544	44,388	1.5	1.9
Total savings deposits	216,825	215,151	218,113.8		(.6)
Time deposits	45,108	42,054	36,985	7.3	22.0
Total interest-bearing deposits	261,933	257,205	255,098	1.8	2.7

Total deposits	$335,366	$334,365	$334,580.3		.2

Average total deposits for the first quarter of 2019 were $786 million (0.2 percent) higher than the first quarter of 2018. Average noninterest-bearing deposits decreased $6.0 billion (7.6 percent) year-over-year primarily due to the continued deployment by customers of business deposits within Corporate and Commercial Banking and corporate trust balances within Wealth Management and Investment Services. Average total savings deposits were $1.3 billion (0.6 percent) lower year-over-year driven by decreases in corporate trust balances within Wealth Management and Investment Services along with the run-off related to the business merger of a large financial customer, partially offset by increases in Consumer and Business Banking. Average time deposits were $8.1 billion (22.0 percent) higher than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $1.0 billion (0.3 percent) from the fourth quarter of 2018. On a linked quarter basis, average noninterest-bearing deposits decreased $3.7 billion (4.8 percent) reflecting decreases in Corporate and Commercial Banking and Consumer and Business Banking. Average total savings deposits increased $1.7 billion (0.8 percent) on a linked quarter basis primarily due to increases in Consumer and Business Banking and Corporate and Commercial Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, increased $3.1 billion (7.3 percent) on a linked quarter basis.

U.S. Bancorp First Quarter 2019 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18

Credit and debit card revenue	$304	$382	$324	(20.4)	(6.2)
Corporate payment products revenue	162	163	154	(.6)	5.2
Merchant processing services	378	389	363	(2.8)	4.1
Trust and investment management fees	399	409	398	(2.4)	.3
Deposit service charges	217	253	261	(14.2)	(16.9)
Treasury management fees	146	143	150	2.1	(2.7)
Commercial products revenue	219	225	220	(2.7)	(.5)
Mortgage banking revenue	169	171	184	(1.2)	(8.2)
Investment products fees	45	48	46	(6.3)	(2.2)
Securities gains (losses), net	5	5	5	--	--
Other	247	310	167	(20.3)	47.9

Total noninterest income	$2,291	$2,498	$2,272	(8.3)	.8

First quarter noninterest income of $2,291 million was $19 million (0.8 percent) higher than the first quarter of 2018 driven by growth in corporate payment products revenue and merchant processing services reflecting higher sales volumes. Other noninterest income also increased year-over-year primarily due to higher equity investment income, tax-advantaged investment syndication revenue, and transition services agreement revenue associated with the ATM processing business sale in 2018. These increases were partially offset by lower credit and debit card revenue, lower deposit service charges, and lower mortgage banking revenue. Credit and debit card revenue decreased $20 million (6.2 percent) reflecting fewer billing cycle processing days in the first quarter of 2019, a change in the accounting for prepaid card revenue in the first quarter of 2018, and industry trends in post-holiday consumer spending. Deposit service charges decreased $44 million (16.9 percent) driven by the sale of the Company’s ATM third-party servicing business in 2018. The decrease in mortgage banking revenue of $15 million (8.2 percent) was due to changes in mortgage servicing rights valuations, net of hedging activities, and lower servicing income, partially offset by higher production volume.

Noninterest income was $207 million (8.3 percent) lower in the first quarter of 2019 compared with the fourth quarter of 2018 reflecting lower payment services revenue, deposit service charges, and other noninterest income. Payment services revenue decreased $90 million (9.6 percent) primarily due to seasonally lower sales across all payment business segments and fewer billing cycle processing days within the credit and debit card business segment. Deposit service charges decreased $36 million (14.2 percent) primarily due to the sale of the Company’s ATM third-party servicing business and the seasonal impact of two fewer days in the first quarter of 2019. Other noninterest income decreased $63 million (20.3 percent) on a linked quarter basis primarily due to the notable items in the fourth quarter of 2018. Excluding the notable items, other noninterest income increased 5.6 percent on a linked quarter basis.

U.S. Bancorp First Quarter 2019 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q19 vs	1Q19 vs
	2019	2018	2018	4Q18	1Q18

Compensation	$1,559	$1,568	$1,523	(.6)	2.4
Employee benefits	333	308	330	8.1	.9
Net occupancy and equipment	277	266	265	4.1	4.5
Professional services	95	133	83	(28.6)	14.5
Marketing and business development	89	115	97	(22.6)	(8.2)
Technology and communications	257	254	235	1.2	9.4
Postage, printing and supplies	72	80	80	(10.0)	(10.0)
Other intangibles	40	41	39	(2.4)	2.6
Other	365	515	403	(29.1)	(9.4)

Total noninterest expense	$3,087	$3,280	$3,055	(5.9)	1.0

First quarter noninterest expense of $3,087 million was $32 million (1.0 percent) higher than the first quarter of 2018 primarily due to higher personnel costs and technology investment, partially offset by lower other noninterest expense. Compensation expense increased $36 million (2.4 percent) principally due to the impact of hiring to support business growth and merit increases. Other noninterest expense decreased $38 million (9.4 percent) due to lower FDIC assessment costs, driven by the elimination of the surcharge in the fourth quarter of 2018, and lower costs related to tax-advantaged projects, partially offset by other expenses.

Noninterest expense decreased $193 million (5.9 percent) on a linked quarter basis. The fourth quarter of 2018 included notable items related to severance charges and legal accruals recorded in noninterest expense. Excluding the impact of the fourth quarter of 2018 notable items noninterest expense decreased $19 million (0.6 percent) due to seasonally lower costs related to tax-advantaged projects and professional services, along with lower marketing and business development expense driven by the timing of certain marketing campaigns. Partially offsetting these decreases were increases in employee benefits expense of $25 million (8.1 percent) due to seasonally higher payroll taxes.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2019 resulted in a tax rate of 19.2 percent on a taxable-equivalent basis (effective tax rate of 18.1 percent), compared with 18.9 percent (effective tax rate of 17.7 percent) in the first quarter of 2018, and 14.6 percent on a taxable-equivalent basis (effective tax rate of 13.5 percent) in the fourth quarter of 2018. Tax expense for the first quarter of 2019 reflected the favorable conclusion of a state tax matter. The fourth quarter of 2018 tax rates reflected the favorable impact of deferred tax assets and liabilities adjustments related to tax reform estimates. Excluding the changes in estimates related to deferred tax assets and liabilities, the taxable-equivalent rate was 20.1 percent in the fourth quarter of 2018.

U.S. Bancorp First Quarter 2019 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q		4Q		3Q		2Q		1Q
	2019	% (a)	2018	% (a)	2018	% (a)	2018	% (a)	2018	% (a)
Balance, beginning of period	$4,441		$4,426		$4,411		$4,417		$4,417

Net charge-offs
Commercial	71	.30	64	.27	63	.27	54	.23	56	.25
Lease financing	2	.15	3	.22	3	.22	4	.29	4	.29

Total commercial	73	.29	67	.26	66	.26	58	.24	60	.25
Commercial mortgages	--	--	(8)	(.11)	(5)	(.07)	--	--	(4)	(.06)
Construction and development	--	--	1	.04	(4)	(.14)	--	--	1	.04

Total commercial real estate	--	--	(7)	(.07)	(9)	(.09)	--	--	(3)	(.03)

Residential mortgages	3	.02	2	.01	4	.03	4	.03	7	.05

Credit card	225	4.04	219	3.88	206	3.75	210	3.97	211	4.02

Retail leasing	4	.19	3	.14	3	.14	3	.15	3	.15
Home equity and second mortgages	(1)	(.03)	1	.02	(1)	(.02)	(2)	(.05)	(1)	(.03)
Other	63	.80	68	.85	59	.74	59	.76	64	.79

Total other retail	66	.47	72	.51	61	.43	60	.43	66	.47

Total net charge-offs	367	.52	353	.49	328	.46	332	.48	341	.49
Provision for credit losses	377		368		343		327		341
Other changes	--		--		--		(1)		--

Balance, end of period	$4,451		$4,441		$4,426		$4,411		$4,417

Components
Allowance for loan losses	$3,990		$3,973		$3,954		$3,920		$3,918
Liability for unfunded credit commitments	461		468		472		491		499

Total allowance for credit losses	$4,451		$4,441		$4,426		$4,411		$4,417

Gross charge-offs	$473		$442		$428		$437		$453
Gross recoveries	$106		$89		$100		$105		$112

Allowance for credit losses as a percentage of
Period-end loans	1.55		1.55		1.57		1.57		1.59
Nonperforming loans	519		544		544		484		431
Nonperforming assets	443		449		441		404		367

(a) Annualized and calculated on average loan balances

U.S. Bancorp First Quarter 2019 Results

Credit quality was relatively stable on a linked quarter and year-over-year basis. The Company’s provision for credit losses for the first quarter of 2019 was $377 million, which was $9 million (2.4 percent) higher than the prior quarter and $36 million (10.6 percent) higher than the first quarter of 2018.

Total net charge-offs in the first quarter of 2019 were $367 million, compared with $353 million in the fourth quarter of 2018, and $341 million in the first quarter of 2018. Net charge-offs increased $14 million (4.0 percent) compared with the fourth quarter of 2018 due to higher total commercial real estate, total commercial loans and credit card net charge-offs, partially offset by lower total other retail net charge-offs. Net charge-offs increased $26 million (7.6 percent) compared with the first quarter of 2018 primarily due to higher total commercial loan and credit card net charge-offs. The net charge-off ratio was 0.52 percent in the first quarter of 2019, compared with 0.49 percent in the fourth quarter of 2018 and in the first quarter of 2018.

The allowance for credit losses was $4,451 million at March 31, 2019, compared with $4,441 million at December 31, 2018, and $4,417 million at March 31, 2018. The ratio of the allowance for credit losses to period-end loans was 1.55 percent at March 31, 2019, and at December 31, 2018, compared with 1.59 percent at March 31, 2018. The ratio of the allowance for credit losses to nonperforming loans was 519 percent at March 31, 2019, compared with 544 percent at December 31, 2018, and 431 percent at March 31, 2018.

Nonperforming assets were $1,005 million at March 31, 2019, compared with $989 million at December 31, 2018, and $1,204 million at March 31, 2018. The ratio of nonperforming assets to loans and other real estate was 0.35 percent at March 31, 2019, compared with 0.34 percent at December 31, 2018, and 0.43 percent at March 31, 2018. The year-over-year decrease in nonperforming assets was driven by decreases in nonperforming residential mortgages, total commercial loans, and other real estate owned. Accruing loans 90 days or more past due were $595 million at March 31, 2019, compared with $584 million at December 31, 2018, and $702 million at March 31, 2018.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2019	2018	2018	2018	2018

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.07	.07	.06	.06	.06
Commercial real estate	.01	--	.01	.01	.01
Residential mortgages	.18	.18	.19	.18	.22
Credit card	1.29	1.25	1.18	1.15	1.29
Other retail	.19	.19	.17	.16	.18
Covered loans	--	--	.86	4.46	4.57
Total loans	.21	.20	.20	.23	.25

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.34	.27	.28	.28	.37
Commercial real estate	.33	.29	.27	.27	.31
Residential mortgages	.62	.63	.69	.84	.93
Credit card	1.29	1.25	1.18	1.15	1.29
Other retail	.49	.54	.49	.48	.48
Covered loans	--	--	.86	4.68	4.77
Total loans	.51	.49	.48	.55	.62

U.S. Bancorp First Quarter 2019 Results

ASSET QUALITY (a)
($ in millions)
	Mar 31 2019	Dec 31 2018	Sep 30 2018	Jun 30 2018	Mar 31 2018
Nonperforming loans
Commercial	$247	$186	$193	$199	$274
Lease financing	24	23	23	25	27
Total commercial	271	209	216	224	301
Commercial mortgages	79	76	77	72	86
Construction and development	48	39	28	32	33
Total commercial real estate	127	115	105	104	119
Residential mortgages	287	296	317	400	430
Credit card	--	--	--	--	--
Other retail	173	197	175	178	168
Covered loans	--	--	--	6	6
Total nonperforming loans	858	817	813	912	1,024
Other real estate	93	111	100	108	124
Covered other real estate	--	--	19	20	20
Other nonperforming assets	54	61	72	51	36

Total nonperforming assets	$1,005	$989	$1,004	$1,091	$1,204

Accruing loans 90 days or more past due	$595	$584	$551	$640	$702

Performing restructured loans, excluding GNMA	$2,173	$2,218	$2,272	$2,194	$2,222

Performing restructured GNMA	$1,578	$1,639	$1,668	$1,665	$1,566

Nonperforming assets to loans plus ORE (%)	.35	.34	.36	.39	.43

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2019 Results

COMMON SHARES
(Millions)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018

Beginning shares outstanding	1,608	1,623	1,636	1,649	1,656
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	1	1	--	4
Shares repurchased	(12)	(16)	(14)	(13)	(11)
Ending shares outstanding	1,599	1,608	1,623	1,636	1,649

CAPITAL POSITION
($ in millions)	Mar 31 2019	Dec 31 2018	Sep 30 2018	Jun 30 2018	Mar 31 2018

Total U.S. Bancorp shareholders’ equity	$52,057	$51,029	$50,375	$49,628	$49,187

Basel III Standardized Approach
Common equity tier 1 capital	$35,732	$34,724	$34,097	$34,161	$33,539
Tier 1 capital	41,748	40,741	40,114	39,611	38,991
Total risk-based capital	49,194	48,178	47,531	47,258	46,640

Common equity tier 1 capital ratio	9.3%	9.1%	9.0%	9.1%	9.0%
Tier 1 capital ratio	10.9	10.7	10.6	10.5	10.4
Total risk-based capital ratio	12.8	12.6	12.6	12.6	12.5
Leverage ratio	9.2	9.0	9.0	8.9	8.8

Basel III Advanced Approaches
Common equity tier 1 capital ratio	12.0	11.8	11.8	11.6	11.5

Tangible common equity to tangible assets (a)	7.9	7.8	7.7	7.8	7.7
Tangible common equity to risk-weighted assets (a)	9.5	9.4	9.3	9.3	9.3

(a) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $52.1 billion at March 31, 2019, compared with $51.0 billion at December 31, 2018, and $49.2 billion at March 31, 2018. During the first quarter, the Company returned 77 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 9.3 percent at March 31, 2019, compared with 9.1 percent at December 31, 2018, and 9.0 percent at March 31, 2018. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III advanced approaches method was 12.0 percent at March 31, 2019, compared with 11.8 percent at December 31, 2018, and 11.5 percent at March 31, 2018.

U.S. Bancorp First Quarter 2019 Results

Investor Conference Call

On Wednesday, April 17, 2019, at 8:00 a.m. CDT, Andy Cecere, chairman, president and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About US”, “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 8793888. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, April 17 and will be accessible until Wednesday, April 24 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, please dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 8793888.

About U.S. Bancorp

U.S. Bancorp, with 74,000 employees and $476 billion in assets as of March 31, 2019, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The Minneapolis-based bank blends its relationship teams, branches and ATM network with mobile and online tools that allow customers to bank how, when and where they prefer. U.S. Bank is committed to serving its millions of retail, business, wealth management, payment, commercial and corporate, and investment services customers across the country and around the world as a trusted financial partner, a commitment recognized by the Ethisphere Institute naming the bank a 2019 World’s Most Ethical Company. Visit U.S. Bank at www.usbank.com or follow on social media to stay up to date with company news.

Forward-looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets, could cause credit losses and deterioration in asset values. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2018, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

U.S. Bancorp First Quarter 2019 Results

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Return on tangible common equity

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not defined in banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. In addition, certain capital measures related to prior periods are presented on the same basis as those capital measures in the current period. The effective capital ratios defined by banking regulations for these periods were subject to certain transitional provisions. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data) (Unaudited)	Three Months Ended March 31,
	2019	2018
Interest Income
Loans	$3,540	$3,095
Loans held for sale	25	33
Investment securities	705	613
Other interest income	81	50
Total interest income	4,351	3,791
Interest Expense
Deposits	695	345
Short-term borrowings	93	75
Long-term debt	304	203
Total interest expense	1,092	623
Net interest income	3,259	3,168
Provision for credit losses	377	341
Net interest income after provision for credit losses	2,882	2,827
Noninterest Income
Credit and debit card revenue	304	324
Corporate payment products revenue	162	154
Merchant processing services	378	363
Trust and investment management fees	399	398
Deposit service charges	217	261
Treasury management fees	146	150
Commercial products revenue	219	220
Mortgage banking revenue	169	184
Investment products fees	45	46
Securities gains (losses), net	5	5
Other	247	167
Total noninterest income	2,291	2,272
Noninterest Expense
Compensation	1,559	1,523
Employee benefits	333	330
Net occupancy and equipment	277	265
Professional services	95	83
Marketing and business development	89	97
Technology and communications	257	235
Postage, printing and supplies	72	80
Other intangibles	40	39
Other	365	403
Total noninterest expense	3,087	3,055
Income before income taxes	2,086	2,044
Applicable income taxes	378	362
Net income	1,708	1,682
Net (income) loss attributable to noncontrolling interests	(9)	(7)
Net income attributable to U.S. Bancorp	$1,699	$1,675
Net income applicable to U.S. Bancorp common shareholders	$1,613	$1,597
Earnings per common share	$1.01	$.97
Diluted earnings per common share	$1.00	$.96
Dividends declared per common share	$.37	$.30
Average common shares outstanding	1,602	1,652
Average diluted common shares outstanding	1,605	1,657

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	March 31, 2019	December 31, 2018	March 31, 2018
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$18,115	$21,453	$19,246
Investment securities
Held-to-maturity	46,285	46,050	44,612
Available-for-sale	68,113	66,115	67,125
Loans held for sale	2,725	2,056	4,777
Loans
Commercial	103,069	102,444	98,097
Commercial real estate	39,421	39,539	40,140
Residential mortgages	66,243	65,034	60,477
Credit card	22,268	23,363	20,901
Other retail	56,698	56,430	55,317
Covered loans	--	--	2,979
Total loans	287,699	286,810	277,911
Less allowance for loan losses	(3,990)	(3,973)	(3,918)
Net loans	283,709	282,837	273,993
Premises and equipment	3,686	2,457	2,441
Goodwill	9,547	9,369	9,440
Other intangible assets	3,341	3,392	3,388
Other assets	40,254	33,645	35,097
Total assets	$475,775	$467,374	$460,119

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$74,587	$81,811	$82,211
Interest-bearing	273,500	263,664	262,315
Total deposits	348,087	345,475	344,526
Short-term borrowings	15,396	14,139	17,703
Long-term debt	40,680	41,340	33,201
Other liabilities	18,926	14,763	14,877
Total liabilities	423,089	415,717	410,307
Shareholders’ equity
Preferred stock	5,984	5,984	5,419
Common stock	21	21	21
Capital surplus	8,432	8,469	8,438
Retained earnings	60,092	59,065	55,549
Less treasury stock	(20,699)	(20,188)	(18,047)
Accumulated other comprehensive income (loss)	(1,773)	(2,322)	(2,193)
Total U.S. Bancorp shareholders’ equity	52,057	51,029	49,187
Noncontrolling interests	629	628	625
Total equity	52,686	51,657	49,812
Total liabilities and equity	$475,775	$467,374	$460,119

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total equity	$52,686	$51,657	$51,007	$50,257	$49,812
Preferred stock	(5,984)	(5,984)	(5,984)	(5,419)	(5,419)
Noncontrolling interests	(629)	(628)	(632)	(629)	(625)
Goodwill (net of deferred tax liability) (1)	(8,716)	(8,549)	(8,682)	(8,585)	(8,609)
Intangible assets, other than mortgage servicing rights	(685)	(601)	(627)	(571)	(608)
Tangible common equity (a)	36,672	35,895	35,082	35,053	34,551

Total assets	475,775	467,374	464,607	461,329	460,119
Goodwill (net of deferred tax liability) (1)	(8,716)	(8,549)	(8,682)	(8,585)	(8,609)
Intangible assets, other than mortgage servicing rights	(685)	(601)	(627)	(571)	(608)
Tangible assets (b)	466,374	458,224	455,298	452,173	450,902

Risk-weighted assets, determined in accordance with the Basel III standardized approach (c)	384,394 *	381,661	377,713	375,466	373,141

Ratios *
Tangible common equity to tangible assets (a)/(b)	7.9%	7.8%	7.7%	7.8%	7.7%
Tangible common equity to risk-weighted assets (a)/(c)	9.5	9.4	9.3	9.3	9.3

	Three Months Ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Net income applicable to U.S. Bancorp common shareholders	$1,613	$1,777	$1,732	$1,678	$1,597
Intangibles amortization (net-of-tax)	32	32	32	32	31
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,645	1,809	1,764	1,710	1,628
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization (d)	6,671	7,177	6,998	6,859	6,602

Average total equity	52,218	51,370	50,768	49,950	49,450
Less: Average preferred stock	5,984	5,984	5,714	5,419	5,419
Less: Average noncontrolling interests	629	630	630	628	625
Less: Average goodwill (net of deferred tax liability) (1)	8,732	8,574	8,620	8,602	8,627
Less: Average intangible assets, other than mortgage servicing rights	671	605	584	588	603
Average U.S. Bancorp common shareholders’ equity, excluding intangible assets (e)	36,202	35,577	35,220	34,713	34,176

Return on tangible common equity (d)/(e)	18.4%	20.2%	19.9%	19.8%	19.3%

Net interest income	$3,259	$3,303	$3,251	$3,197	$3,168
Taxable-equivalent adjustment (2)	27	28	30	29	29
Net interest income, on a taxable-equivalent basis	3,286	3,331	3,281	3,226	3,197

Net interest income, on a taxable-equivalent basis (as calculated above)	3,286	3,331	3,281	3,226	3,197
Noninterest income	2,291	2,498	2,418	2,414	2,272
Less: Securities gains (losses), net	5	5	10	10	5
Total net revenue, excluding net securities gains (losses) (f)	5,572	5,824	5,689	5,630	5,464

Noninterest expense (g)	3,087	3,280	3,044	3,085	3,055
Less: Intangible amortization	40	41	41	40	39
Noninterest expense, excluding intangible amortization (h)	3,047	3,239	3,003	3,045	3,016

Efficiency ratio (g)/(f)	55.4%	56.3%	53.5%	54.8%	55.9%
Tangible efficiency ratio (h)/(f)	54.7	55.6	52.8	54.1	55.2

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2019
Business Line	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18	Earnings Composition
Corporate and Commercial Banking	$400	$400	$388	--	3.1	24	%
Consumer and Business Banking	555	580	544	(4.3)	2.0	33
Wealth Management and Investment Services	212	189	208	12.2	1.9	12
Payment Services	322	396	339	(18.7)	(5.0)	19
Treasury and Corporate Support	210	291	196	(27.8)	7.1	12

Consolidated Company	$1,699	$1,856	$1,675	(8.5)	1.4	100	%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent. The residual tax expense or benefit to arrive at the consolidated effective tax rate is included in Treasury and Corporate Support. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2019, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

   2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$725	$746	$722	(2.8)	.4
Noninterest income	210	213	207	(1.4)	1.4
Securities gains (losses), net	--	--	--	--	--
Total net revenue	935	959	929	(2.5)	.6
Noninterest expense	411	397	396	3.5	3.8
Other intangibles	1	1	1	--	--
Total noninterest expense	412	398	397	3.5	3.8
Income before provision and taxes	523	561	532	(6.8)	(1.7)
Provision for credit losses	(11)	28	14	nm	nm
Income before income taxes	534	533	518	.2	3.1
Income taxes and taxable-equivalent adjustment	134	133	130	.8	3.1
Net income	400	400	388	--	3.1
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$400	$400	$388	--	3.1

Average Balance Sheet Data
Loans	$96,411	$94,822	$93,892	1.7	2.7
Other earning assets	3,168	3,292	2,858	(3.8)	10.8
Goodwill	1,647	1,647	1,647	--	--
Other intangible assets	9	10	12	(10.0)	(25.0)
Assets	105,144	104,070	102,582	1.0	2.5

Noninterest-bearing deposits	29,979	31,848	34,278	(5.9)	(12.5)
Interest-bearing deposits	71,093	70,769	69,939	.5	1.7
Total deposits	101,072	102,617	104,217	(1.5)	(3.0)

Total U.S. Bancorp shareholders’ equity	10,439	10,520	10,416	(.8)	.2

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $400 million of the Company’s net income in the first quarter of 2019, compared with $388 million in the first quarter of 2018. Total net revenue increased $6 million (0.6 percent) due to increases of $3 million (0.4 percent) in net interest income and $3 million (1.4 percent) in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits and loan growth, partially offset by lower spreads on loans, reflecting a competitive marketplace, and lower deposit balances from a year ago. Noninterest bearing deposits are declining as customers deploy balances to support business growth. Total noninterest income increased year-over-year primarily due to higher trading revenue, partially offset by lower corporate bond underwriting fees. Total noninterest expense was $15 million (3.8 percent) higher compared with a year ago primarily due to an increase in net shared services expense driven by technology development and investment in infrastructure and the write-down of equipment in the wholesale leasing business, partially offset by lower FDIC assessment costs. The provision for credit losses decreased $25 million reflecting a favorable change in the reserve allocation partially offset by higher net charge-offs.

   3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	1Q	4Q	1Q	1Q19 vs	1Q19 vs
	2019	2018	2018	4Q18	1Q18
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,568	$1,580	$1,512	(.8)	3.7
Noninterest income	533	561	571	(5.0)	(6.7)
Securities gains (losses), net	--	--	--	--	--

Total net revenue	2,101	2,141	2,083	(1.9)	.9
Noninterest expense	1,286	1,294	1,296	(.6)	(.8)
Other intangibles	5	6	7	(16.7)	(28.6)

Total noninterest expense	1,291	1,300	1,303	(.7)	(.9)

Income before provision and taxes	810	841	780	(3.7)	3.8
Provision for credit losses	70	68	55	2.9	27.3

Income before income taxes	740	773	725	(4.3)	2.1
Income taxes and taxable-equivalent adjustment	185	193	181	(4.1)	2.2

Net income	555	580	544	(4.3)	2.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$555	$580	$544	(4.3)	2.0

Average Balance Sheet Data
Loans	$141,757	$141,003	$141,092	.5	.5
Other earning assets	2,392	3,400	3,409	(29.6)	(29.8)
Goodwill	3,475	3,526	3,632	(1.4)	(4.3)
Other intangible assets	2,882	3,034	2,871	(5.0)	.4
Assets	154,743	155,446	155,488	(.5)	(.5)

Noninterest-bearing deposits	26,570	27,931	27,210	(4.9)	(2.4)
Interest-bearing deposits	127,342	125,722	123,161	1.3	3.4

Total deposits	153,912	153,653	150,371	.2	2.4

Total U.S. Bancorp shareholders’ equity	11,747	11,717	11,842	.3	(.8)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $555 million of the Company’s net income in the first quarter of 2019, compared with $544 million in the first quarter of 2018. Total net revenue increased $18 million (0.9 percent) due to a $56 million (3.7 percent) increase in net interest income, partially offset by a $38 million (6.7 percent) decrease in total noninterest income. Net interest income increased primarily due to the impact of rising rates on the margin benefit from deposits as well as growth in both core deposit balances and loan volumes, partially offset by lower spreads on loans. Total noninterest income decreased principally due to a decline in mortgage banking revenue and a reduction in ATM processing services revenue due to the sale of the Company’s ATM servicing business during 2018, partially offset by the transition services agreement revenue associated with the sale. Total noninterest expense in the first quarter of 2019 decreased $12 million (0.9 percent) primarily due to lower FDIC assessment costs and lower mortgage banking costs, partially offset by higher net shared services expense reflecting the impact of investments supporting business growth. The provision for credit losses increased $15 million (27.3 percent) primarily due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

   4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$288	$284	$275	1.4	4.7
Noninterest income	430	443	431	(2.9)	(.2)
Securities gains (losses), net	--	--	--	--	--
Total net revenue	718	727	706	(1.2)	1.7
Noninterest expense	435	471	423	(7.6)	2.8
Other intangibles	3	4	4	(25.0)	(25.0)
Total noninterest expense	438	475	427	(7.8)	2.6
Income before provision and taxes	280	252	279	11.1	.4
Provision for credit losses	(3)	--	1	nm	nm
Income before income taxes	283	252	278	12.3	1.8
Income taxes and taxable-equivalent adjustment	71	63	70	12.7	1.4
Net income	212	189	208	12.2	1.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--
Net income attributable to U.S. Bancorp	$212	$189	$208	12.2	1.9

Average Balance Sheet Data
Loans	$9,825	$9,785	$8,984	.4	9.4
Other earning assets	242	232	164	4.3	47.6
Goodwill	1,617	1,618	1,619	(.1)	(.1)
Other intangible assets	54	57	70	(5.3)	(22.9)
Assets	13,187	12,830	12,026	2.8	9.7
Noninterest-bearing deposits	13,293	13,736	14,361	(3.2)	(7.4)
Interest-bearing deposits	54,108	54,344	56,972	(.4)	(5.0)
Total deposits	67,401	68,080	71,333	(1.0)	(5.5)

Total U.S. Bancorp shareholders’ equity	2,515	2,487	2,451	1.1	2.6

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $212 million of the Company’s net income in the first quarter of 2019, compared with $208 million in the first quarter of 2018. Total net revenue increased $12 million (1.7 percent) year-over-year driven by an increase in net interest income of $13 million (4.7 percent) while noninterest income was essentially flat. Net interest income increased year-over-year primarily due to the impact of rising rates on the margin benefit from deposits, partially offset by lower deposit balances from a year ago. Total noninterest expense increased $11 million (2.6 percent) primarily due to increased net shared services expense and higher personnel expense driven by increased staffing and investments to support business growth and development, partially offset by lower FDIC assessment costs. The provision for credit losses decreased $4 million reflecting a favorable change in the reserve allocation.

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PAYMENT SERVICES (a)
($ in millions)	Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$622	$623	$611	(.2)	1.8
Noninterest income	853	939	848	(9.2)	.6
Securities gains (losses), net	--	--	--	--	--

Total net revenue	1,475	1,562	1,459	(5.6)	1.1
Noninterest expense	728	740	708	(1.6)	2.8
Other intangibles	31	30	27	3.3	14.8

Total noninterest expense	759	770	735	(1.4)	3.3

Income before provision and taxes	716	792	724	(9.6)	(1.1)
Provision for credit losses	286	264	272	8.3	5.1

Income before income taxes	430	528	452	(18.6)	(4.9)
Income taxes and taxable-equivalent adjustment	108	132	113	(18.2)	(4.4)

Net income	322	396	339	(18.7)	(5.0)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--

Net income attributable to U.S. Bancorp	$322	$396	$339	(18.7)	(5.0)

Average Balance Sheet Data
Loans	$32,414	$32,285	$30,062	.4	7.8
Other earning assets	448	320	276	40.0	62.3
Goodwill	2,814	2,631	2,542	7.0	10.7
Other intangible assets	513	435	396	17.9	29.5
Assets	38,618	37,810	36,161	2.1	6.8
Noninterest-bearing deposits	1,157	1,121	1,127	3.2	2.7
Interest-bearing deposits	111	111	106	--	4.7

Total deposits	1,268	1,232	1,233	2.9	2.8

Total U.S. Bancorp shareholders’ equity	7,024	6,710	6,621	4.7	6.1
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $322 million of the Company’s net income in the first quarter of 2019, compared with $339 million in the first quarter of 2018. Total net revenue increased $16 million (1.1 percent) due to increases in net interest income of $11 million (1.8 percent) and total noninterest income of $5 million (0.6 percent). Net interest income increased year-over-year primarily due to growth in total average loans as well as loan fees, partially offset by compression on loan rates in a rising rate environment. Total noninterest income increased year-over-year mainly due to higher corporate payment products revenue and higher merchant processing services driven by higher sales volumes, partially offset by lower credit and debit card revenue reflecting industry trends impacted by a decline in consumer spending. Total noninterest expense increased $24 million (3.3 percent) over the first quarter of 2018 principally due to higher net shared services expense and personnel expense in support of business development, partially offset by lower marketing and business development expenses due to the timing of certain advertising campaigns. The provision for credit losses increased $14 million (5.1 percent) reflecting higher net charge-offs, partially offset by a favorable change in the reserve allocation.

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TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	1Q 2019	4Q 2018	1Q 2018	1Q19 vs 4Q18	1Q19 vs 1Q18
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$83	$98	$77	(15.3)	7.8
Noninterest income	260	337	210	(22.8)	23.8
Securities gains (losses), net	5	5	5	--	--

Total net revenue	348	440	292	(20.9)	19.2
Noninterest expense	187	337	193	(44.5)	(3.1)
Other intangibles	--	--	--	--	--

Total noninterest expense	187	337	193	(44.5)	(3.1)

Income before provision and taxes	161	103	99	56.3	62.6
Provision for credit losses	35	8	(1)	nm	nm

Income before income taxes	126	95	100	32.6	26.0
Income taxes and taxable-equivalent adjustment	(93)	(202)	(103)	54.0	9.7

Net income	219	297	203	(26.3)	7.9
Net (income) loss attributable to noncontrolling interests	(9)	(6)	(7)	(50.0)	(28.6)

Net income attributable to U.S. Bancorp	$210	$291	$196	(27.8)	7.1

Average Balance Sheet Data
Loans	$5,703	$5,782	$5,358	(1.4)	6.4
Other earning assets	127,134	129,551	125,754	(1.9)	1.1
Goodwill	--	--	--	--	--
Other intangible assets	--	--	--	--	--
Assets	151,707	152,120	148,031	(.3)	2.5

Noninterest-bearing deposits	2,434	2,524	2,506	(3.6)	(2.9)
Interest-bearing deposits	9,279	6,259	4,920	48.3	88.6

Total deposits	11,713	8,783	7,426	33.4	57.7

Total U.S. Bancorp shareholders’ equity	19,864	19,306	17,495	2.9	13.5

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support recorded net income of $210 million in the first quarter of 2019, compared with $196 million in the first quarter of 2018. Total net revenue increased $56 million (19.2 percent) year-over-year driven by increases in net interest income of $6 million (7.8 percent) and $50 million (23.3 percent) in total noninterest income. Net interest income increased year-over-year primarily due to growth in the investment portfolio. Total noninterest income increased year-over-year primarily reflecting higher income from equity investments. Total noninterest expense decreased $6 million (3.1 percent) year-over-year reflecting lower costs related to tax-advantaged projects. These decreases were partially offset by higher compensation expense, reflecting the impact of increased staffing and merit increases, and higher implementation costs of capital investments to support business growth. The provision for credit losses was $36 million higher year-over-year due to an unfavorable change in the reserve allocation.

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